Exhibit 99.1

CONTACT:
Company Contact	Public Relations Contact
Micky Thomas, Chief Financial Officer	John Abrashkin
Environmental Power Corporation	Ricochet Public Relations
(914) 631-1435	(212) 679-3300 x121
mthomas@environmentalpower.com	jabrashkin@ricochetpr.com

Environmental Power Announces Investment by Technology Provider

Xergi A/S and New Cooperation Agreement

TARRYTOWN, N.Y., April 28, 2009 – Environmental Power Corporation (NASDAQ: EPG)(“EPG”), a leader in the renewable bioenergy industry, today announced that Xergi A/S of Denmark has entered into a new technology agreement better reflecting EPG’s build / own / operate business model. In addition, Xergi has agreed to acquire, in a private placement transaction, $3 million of EPG’s 14% convertible notes on the same terms as the $5 million of EPG convertible notes issued in March 2009. Upon next month’s expected closing, Xergi’s $3,000,000 payment obligation for the notes will be netted against Microgy’s $3,000,000 payment obligation for technology rights for certain upcoming projects.

Under the terms of the new agreement, EPG and its wholly owned subsidiary, Microgy, Inc., will continue to have exclusive licensing rights for Xergi’s anaerobic digester technology in North America, while reducing the license fees on Microgy’s current and future projects. In addition, EPG and Xergi will continue to collaborate on development and use of other technologies and techniques such as the use of micro-organisms and enzymes, which enhance the production of biogas from manure and other organic substrates.

“This investment and agreement demonstrate Xergi’s continued confidence in Environmental Power’s business model and its commitment to support the company’s growth in the renewable energy market in North America. Together with Xergi, we will continue our work on technological advancements that will increase energy production from existing feed stocks, while lowering capital and operating costs for large-scale renewable energy projects,” said Rich Kessel, President and CEO of Environmental Power. “We look forward to developing innovative solutions that maximize renewable energy from agricultural and other waste organic feed stock.”

“Environmental Power and its subsidiary Microgy have established themselves as the leader in development and commercialization of RNG® projects in North America,” said Frank Rosager, President and CEO of Xergi. “We look forward to learning more about how to produce the equivalent of Environmental Power’s RNG® product in Europe while supporting Environmental Power’s continued growth in North America. This is truly a mutually beneficial relationship.”

Rich Kessel added, “Environmental Power would like to thank Xergi for making this strategic investment as an indication of its continued confidence in Environmental Power and commitment to support Environmental Power’s growth.”

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner, and operator of renewable energy production facilities. Our principal operating subsidiary, Microgy, Inc., develops and operates proven large scale, commercial anaerobic digestion based projects which produce a versatile methane-rich biogas from livestock waste and other organic sources. For more information visit the Company’s web site at http://www.environmentalpower.com.

ABOUT XERGI A/S

Xergi A/S is a contractor and O&M operator with more than 20 years of experience within development, delivery, operation and maintenance of turnkey energy and environmental plants. The biogas and manure separation activities of the company are focused on exploitation of energy and nutrients in organic waste, while effective energy transformation of biogas, natural gas and landfill gas is the main element when it comes to power, heating and/or cooling solutions. For more information visit the Company’s web site at http://www.xergi.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” “proposed,” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.